Exhibit 10.2

FLEET PURCHASE AGREEMENT

BY AND BETWEEN

FRONTLINE LTD.

AND

SHIP FINANCE INTERNATIONAL LIMITED

Dated as of December 11, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1.	Definitions
1.2.	References; Headings; Interpretation

ARTICLE II PURCHASE OF PURCHASED INTERESTS

2.1.	Purchase of Purchased Interests by Buyer.
2.2.	Purchase Price/Certain Economic Provisions.
2.3.	Closing.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

3.1.	Organization
3.2.	Authority and Enforceability
3.3.	No Conflicts
3.4.	Consents
3.5.	Purchased Interests and Subsidiaries
3.6.	Financial Statements
3.7.	Undisclosed Liabilities
3.8.	Compliance with Laws
3.9.	Title to Property
3.10.	Intellectual Property
3.11.	Litigation; Orders
3.12.	Employment Arrangements
3.13.	[Intentionally Omitted.]
3.14.	Taxes
3.15.	Brokerage Commissions
3.16.	Licenses, Other Authorizations, Etc.
3.17.	Material Contracts
3.18.	Environmental Matters
3.19.	Vessels.
3.20.	Books and Records

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.	Organization
4.2.	Authority and Enforceability
4.3.	No Conflicts
4.4.	Consents
4.5.	Brokerage Commissions

ARTICLE V CERTAIN COVENANTS

5.1.	Investigation of Business; Access to Properties and Records, Etc.
5.2.	Efforts; Obtaining Consents and Approvals
5.3.	Conduct of Business
5.4.	Total Loss.

ARTICLE VI CONDITIONS TO CLOSING

6.1.	Conditions Precedent to Obligations of Buyer.
6.2.	Conditions Precedent to Obligations of Seller.

ARTICLE VII INDEMNIFICATION

7.1.	Survival of Representations, Warranties and Indemnities.
7.2.	Indemnification.

ARTICLE VIII MISCELLANEOUS

8.1.	Choice of Law.
8.2.	Entire Agreement.
8.3.	Amendment or Modification.
8.4.	Assignment.
8.5.	Notices.
8.6.	Counterparts.
8.7.	Severability.
8.8.	U.S. Currency.

Schedules

Schedule 2.2	Purchase Price
Schedule 3.4	Consents
Schedule 3.5	Purchased Companies
Schedule 3.7	Undisclosed Liabilities/Vessel Indebtedness
Schedule 3.19	Vessels

Exhibits

Exhibit A	Form of Charter
Exhibit B	Form of Charter Ancillary Agreement
Exhibit C	Form of Management Agreement
Exhibit D	Form of Administrative Services Agreement
Exhibit E	Form of Performance Guarantee

ii

FLEET PURCHASE AGREEMENT

FLEET PURCHASE AGREEMENT, dated as of December 11, 2003 (this “Agreement”), by and between SHIP FINANCE INTERNATIONAL LIMITED, a Bermuda exempted company (“Buyer”) and FRONTLINE LTD., a Bermuda exempted company (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is or will be the owner of all of the Interests in each of the entities set forth on Schedule 3.5 hereto (each, a “Purchased Company”);

WHEREAS, each Purchased Company either owns or will own directly (a) 100% of the interests in the Vessel set forth opposite such Purchased Company’s name on Schedule 3.5 hereto (each such Purchased Company sometimes referred to herein as a “Direct Holding Subsidiary”) or (b) 100% of the interests in another wholly owned subsidiary that in turn, as indicated on Schedule 3.5 hereto, owns directly 100% of the interests in the Vessel set forth opposite such Purchased Company’s name on Schedule 3.5 hereto (each such subsidiary sometimes referred to herein as an “Intermediate Holding Subsidiary” and, together with the Direct Holding Subsidiaries, the “Vessel Owning Subsidiaries”);

WHEREAS, each of the Vessel Owning Subsidiaries will enter into a time charter (each, a “Charter”) with the Charterer substantially in the form of Exhibit A hereto, pursuant to which each Vessel Owning Subsidiary will agree to charter the Vessel owned by such Vessel Owning Subsidiary to the Charterer, on the terms and subject to the conditions set forth therein;

WHEREAS, Buyer, each of the Vessel Owning Subsidiaries, Frontline and the Charterer will enter into a charter ancillary agreement (the “Charter Ancillary Agreement”) substantially in the form of Exhibit B hereto, pursuant to which they will agree on certain matters with respect to, among other things, the Charter Service Reserve (as defined therein), the Bonus Payments (as defined therein), certain payment deferral rights under the Charters and certain collateral arrangements with respect to the Charterer’s obligations thereunder and under the Charters, on the terms and subject to the conditions set forth therein;

WHEREAS, each of the Vessel Owning Subsidiaries will enter into a management agreement (each, a “Management Agreement”) with Frontline Management substantially in the form of Exhibit C hereto, pursuant to which Frontline Management will agree to provide to each Vessel Owning Subsidiary certain technical management services with respect to the Vessel owned by such Vessel Owning Subsidiary, on the terms and subject to the conditions set forth therein;

WHEREAS, Buyer and each of the Vessel Owning Subsidiaries will enter into an administrative services agreement (“the “Administrative Services Agreement”) with Frontline Management substantially in the form of Exhibit D hereto, pursuant to which Frontline Management will agree to provide to Buyer and each Vessel Owning Subsidiary certain administrative support services, including corporate compliance, payroll, tax, regulatory compliance, legal and other administrative services, on the terms and subject to the conditions set forth therein;

WHEREAS, Frontline will issue a performance guarantee (the “Performance Guarantee”) substantially in the form of Exhibit E hereto, pursuant to which Frontline will agree to guarantee the performance of the obligations of the Charterer under the Charters and the Charter Ancillary Agreement and the obligations of Frontline Management under the Management Agreements and the Administrative Services Agreement; and

WHEREAS, Seller desires to sell and transfer to Buyer all of the Interests in each Purchased Company, and Buyer wishes to purchase all of the Interests in each Purchased Company, all upon the terms and subject to the conditions herein contained;

NOW, THEREFORE, in consideration of the mutual covenants described below and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1.          Definitions.  As used herein, the following terms have the respective meanings set forth below:

“Administrative Services Agreement” has the meaning set forth in the recitals.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Oslo, Norway are required or authorized to be closed.

“Buyer” has the meaning set forth in the preamble.

“Charter” has the meaning set forth in the recitals.

“Charter Ancillary Agreement” has the meaning set forth in the recitals.

“Charterer” means Frontline Shipping Ltd., a Bermuda exempted company and wholly owned subsidiary of Seller.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Direct Holding Subsidiary” has the meaning set forth in the recitals.

“Damages” means any and all losses, liabilities, obligations, demands, claims, actions, cause of actions, costs, expenses, damages and judgments, including, without limitation, all out of pocket attorneys’ fees and expenses.

“Environmental Laws” means any and all foreign, federal, state, commonwealth or local laws, ordinances or regulations relating to pollution, the protection of the environment and the discharge or release of materials into the environment.

“Financial Statements” means the predecessor combined carve-out financial statements of Buyer and the related notes thereto included in the Offering Circular.

“Frontline Management” means Frontline Management (Bermuda) Ltd., a Bermuda exempted company and wholly owned subsidiary of Seller.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means with respect to any Person: (a) the government of (i) the United States of America or any State or other political subdivision thereof or (ii) any jurisdiction in which such Person or any of its subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of such Person or any of its subsidiaries; or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste or byproduct which is classified or regulated as “hazardous” or “toxic” pursuant to any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Independent Director” means, with respect to a Person, a duly appointed member of the Board of Directors of such Person who is not at the time of and during such appointment, and has not been during the immediately preceding 24 months, (a) an officer, director or employee, affiliate, associate, material supplier or material customer of such Person or any of its affiliates, or (b) a direct or indirect shareholder or beneficial owner of such Person or any of its affiliates.

“Intellectual Property” means all of the following: patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, tradenames, tradestyles, patent and trademark applications and licenses and rights thereunder, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill, customer and other lists, in whatever form maintained; and trade secret rights, copyright rights, patent rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Interest” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Intermediate Holding Subsidiary” has the meaning set forth in the recitals.

“ISM Code” means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention.

“Legal Requirements” means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of Governmental Authorities.

“License” has the meaning set forth in Section 3.16.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance or rights of others, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person.

“Loss Proceeds” has the meaning set forth in Section 5.4.

“Management Agreement” has the meaning set forth in the recitals.

“Material Adverse Effect” means with respect to a Person, a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of such Person and its subsidiaries taken as a whole, or (b) the ability of such Person to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement.

“Material Contract” means: (a) any agreement for the purchase, sale or lease of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000; (b) any agreement concerning a partnership or joint venture; (c) any vessel lease, bareboat charter or time charter; (d) any contract or agreement with respect to any newbuilding or vessel under construction, (e) any commercial or technical management agreements or pooling agreements; (f) any agreement under which a Person has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has granted a Lien with respect to any of its assets; (g) any collective bargaining agreement; (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000; and (i) any other agreement the performance of which involves consideration in excess of $100,000.

“Notice of Claim” has the meaning set forth in Section 7.3.

“Offering Circular” means that certain offering circular of Buyer, dated as of the date hereof, with respect to Buyer’s senior unsecured notes in the principal amount of $580 million.

“Performance Guarantee” has the meaning set forth in the recitals.

“Permitted Liens” means any (a) liens for current taxes or ad valorem taxes (i) not yet due and payable or (ii) contested in good faith, if a reserve or other appropriate provision, if any, as may be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) contested in good faith, if a reserve or other appropriate provision, if any, as may be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, (d) liens incurred in the ordinary course of business of Buyer or any Subsidiary arising from vessel chartering, drydocking, maintenance, the furnishing of supplies and bunkers to vessels, repairs and improvements to vessels, crews’ wages and maritime Liens; (e) liens for salvage and general average; and (f) liens in favor of commercial banks presently existing or hereafter arising securing indebtedness with respect to any of the Vessels.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other company or entity or a government or agency or political subdivision thereof.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Company” has the meaning set forth in the recitals.

“Purchased Interests” has the meaning set forth in Section 2.1.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the outdoor environment, which shall include without limitation, seas and waterways.

“Seller” has the meaning set forth in the preamble.

“Subsidiary” means each Purchased Company, Intermediate Holding Subsidiary and each Vessel Owning Subsidiary.

“Total Loss” means, with respect to a Vessel, a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture, blocking and trapping or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture, blocking and trapping or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person).

“Vessel Owning Subsidiary” has the meaning set forth in the recitals.

“Vessels” has the meaning set forth in Section 3.19(a).

1.2.          References; Headings; Interpretation.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

PURCHASE OF PURCHASED INTERESTS

2.1.          Purchase of Purchased Interests by Buyer.

Upon the terms and subject to the conditions of this Agreement, at each Closing Seller shall sell and transfer to Buyer all of the Interests in the Purchased Company or Purchased Companies to be transferred to Buyer at such Closing (such Interests, with respect to each Purchased Company, the “Purchased Interests”), free and clear of any and all Liens (except for Permitted Liens), and Buyer shall purchase all such Purchased Interests for the consideration provided for in Section 2.2.  Seller and Buyer shall, and Seller shall cause the Charterer, Frontline Management and the Subsidiaries to, execute and deliver at or prior to each Closing all documentation necessary to effect the sale and transfer of the applicable Purchased Interests (and, if applicable, any Loss Proceeds) to Buyer, as set forth in Article VI.

2.2.          Purchase Price/Certain Economic Provisions.

(a)           In consideration of the sale and transfer of the Purchased Interests in all of the Purchased Companies, Buyer shall pay to Seller a purchase price (the “Purchase Price”) equal to the aggregate sum of $U.S. 950 million, based upon the aggregate book value of all of the Purchased Companies, as set forth on Schedule 2.2, excluding working capital that will be retained by Seller and other intercompany balances that will be eliminated.  Each Purchased Company shall be sold to Buyer with its existing secured indebtedness and Buyer shall purchase each Purchased Company subject to such indebtedness.  At each Closing, Buyer shall pay to Seller that portion of the Purchase Price allocable to the Purchased Interests being purchased at such Closing as set forth on Schedule 2.2.  The aggregate Purchase Price shall be paid partly in cash and partly by a deemed equity contribution by Seller such that after Buyer has purchased all of the Purchased Interests, Seller shall be deemed to have contributed to Buyer $525 million in equity.  All payments of the cash portion of the Purchase Price for the Purchased Interests shall be made in immediately available funds by wire transfer to an account designated in writing by Seller.

(b)           Notwithstanding anything to the contrary contained herein, Buyer and Seller hereby agree that the Charters, the Charter Ancillary Agreement, the Management Agreements, the Administrative Services Agreement and the Performance Guarantee shall each be given economic effect as of January 1, 2004 regardless of the terms of any underlying agreements between Buyer, Seller, any of their respective subsidiaries or any other Person.

2.3.          Closing.

Subject to satisfaction or waiver of the conditions set forth in Article VI, the sale and transfer of the Purchased Interests in each Purchased Company (each such sale and transfer, a “Closing”) shall take place on or prior to March 17, 2004 at such times and on such dates (each such date, a “Closing Date”) as the parties may mutually agree, it being understood that each Closing shall occur as soon as practicable after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer that:

3.1.          Organization.  Each of Seller and the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Seller and the Subsidiaries (a) has all requisite power to own, operate or lease its properties and assets as now owned, operated or leased and to carry on its business as it is now being conducted and (b) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not reasonably be expected to have a Material Adverse Effect on Seller or any Subsidiary.

3.2.          Authority and Enforceability.  Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer the Purchased Interests and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.          No Conflicts.  The execution, delivery and performance by Seller of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of, (a) the articles of incorporation or bylaws or other organizational documents of Seller or any Subsidiary, (b) any mortgage, bond, indenture, agreement, franchise, license, permit or other instrument or obligation to which Seller or any Subsidiary is a party or is subject or by which any of their respective assets or properties may be bound, or (c) any Legal Requirement affecting or binding upon Seller or any Subsidiary or any of their respective assets or properties.

3.4.          Consents.  Except as set forth on Schedule 3.4, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller or any Subsidiary of the transactions contemplated hereunder.

3.5.          Purchased Interests and Subsidiaries.

(a)           Schedule 3.5 sets forth a true and complete list that accurately reflects (i) the name of each Purchased Company and (ii) Seller’s current ownership percentage of the Interests in each Purchased Company.  As of each Closing, Seller will own 100% of the Purchased Interests in each Purchased Company and there will be no other issued and outstanding Interests in any of the Purchased Companies other than the Purchased Interests.

(b)           Seller is the record and beneficial owner of, and has good, valid and marketable title to, the Interests of each Purchased Company set forth on Schedule 3.5 and shall be the record and beneficial owner of, and have good, valid and marketable title to, the Purchased Interests of each Purchased Company purchased at each Closing.  Seller owns the Interests of each Purchased Company free and clear of all Liens (except for Permitted Liens), and, upon consummation of the purchase of the Purchased Interests at any Closing as contemplated hereby, Buyer will acquire from Seller good, valid and marketable title to such Purchased Interests, free and clear of all Liens (except for Permitted Liens).

(c)           The Purchased Interests in each of the Purchased Companies have been duly authorized, are validly issued and are fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal or other similar rights of any Person.  As of each Closing, the Purchased Interests in each of the Purchased Companies shall have been duly authorized, validly issued, fully paid and non-assessable and not issued in violation of, and not subject to, any preemptive rights, rights of first refusal or other similar rights of any Person.

(d)           There are no contracts, agreements or other understandings (including, without limitation, options, warrants, calls and preemptive rights), except with respect to Permitted Liens, obligating any of the Purchased Companies (i) to issue, sell, pledge, dispose of or encumber any Interests in such Purchased Company, (ii) to redeem, purchase or acquire in any manner any Interests in such Purchased Company or (iii) to make any dividend or distribution of any kind with respect to any Interests in such Purchased Company.

(e)           There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the Interests in any of the Purchased Companies, and there are no voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the Interests in any of the Purchased Companies.

(f)            Complete and accurate copies of the organizational documents, each as amended to date and presently in effect, of each of the Subsidiaries have been provided by Seller to Buyer.

3.6.          Financial Statements.  There have been no transactions involving the businesses of the Subsidiaries which properly should have been set forth in the Financial Statements and which have not been accurately so set forth.  There has been no Material Adverse Effect on any Subsidiary and, to the knowledge of Seller, no fact or condition exists which would be reasonably expected to cause a Material Adverse Effect on any Subsidiary.

3.7.          Undisclosed Liabilities.  Except as reflected, reserved against or otherwise disclosed in the Financial Statements (or any accompanying notes thereto), and except as incurred in the ordinary course, there is no material liability, debt or obligation of or claim against any of the Subsidiaries known to Seller which would have been required to be reflected on such Financial Statements in accordance with GAAP.  The estimated amount of the indebtedness on each of the Vessels outstanding as of December 31, 2003 is set forth on Schedule 3.7 hereto.  As of each Closing, all intercompany account balances between Seller and the applicable Subsidiary shall have been eliminated.

3.8.          Compliance with Laws.  Each of Seller and the Subsidiaries has complied with all applicable Legal Requirements except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect on any Subsidiary.  No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of Seller, no investigation or review is pending or threatened by any

Governmental Authority with respect to any alleged violation by any Subsidiary of any applicable Legal Requirement.

3.9.          Title to Property.  Each Subsidiary has good and defensible title to its assets and properties, tangible and intangible, that individually or in the aggregate are material, in each case free and clear of Liens except for Permitted Liens.

3.10.        Intellectual Property.  To the knowledge of Seller, (a) no Intellectual Property owned or used by any Subsidiary infringes in any material respect any Intellectual Property Right owned or used by any other Person; and (b) there is no material violation by any Person of any Intellectual Property Right owned or used by any Subsidiary.

3.11.        Litigation; Orders.  There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened at law or in equity, before or by any Governmental Authority or before any arbitrator of any kind, against Seller (other than any such actions, suits or proceedings that could not reasonably be expected to adversely impact the ability of Seller to consummate the transactions contemplated hereby) or any Subsidiary which would be reasonably expected to have a Material Adverse Effect on such Subsidiary and (ii) no Subsidiary is subject to any settlements, consent decrees, judgments, injunctions, orders or findings, in each case that would have a Material Adverse Effect on such Subsidiary that would reasonably be expected to adversely impact the ability of Seller or such Subsidiary to consummate the transactions contemplated hereby.

3.12.        Employment Arrangements.  No Subsidiary has any obligation, contingent or otherwise, under (a) any employment, collective bargaining or other labor agreement, (b) any written or oral agreement containing severance or termination pay arrangements, (c) any deferred compensation agreement, retainer or consulting arrangements, (d) any pension or retirement plan, bonus or profit-sharing plan, or stock option or stock purchase plan, or (e) any other employee contract or non-terminable (whether with or without penalty) employment arrangement; in each case other than in the ordinary course of business.

3.13.        [Intentionally Omitted.]

3.14.        Taxes.  Except as would not have a Material Adverse Effect, Seller and each Subsidiary has correctly prepared and filed all tax returns or reports that are required to have been filed in any jurisdiction, and has timely paid in full all taxes due and payable with respect thereto and all other taxes and assessments levied upon it or its properties, assets, income or franchises or otherwise payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent.  Except as would not have a Material Adverse Effect, no tax Liens have been filed with respect to any property, business or asset of Seller or any Subsidiary.

3.15.        Brokerage Commissions.  No broker, finder or similar agent has been employed by or on behalf of Seller or its Affiliates (other than Buyer) and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

3.16.        Licenses, Other Authorizations, Etc.  Each Subsidiary owns or possesses all material licenses, permits, franchises, registrations and similar authorizations of any Government Authority which are necessary and used in the operation of its business as of the date hereof (collectively, “Licenses”).  No such License will terminate or be subject to termination or revocation as a result of the consummation of the transactions contemplated hereby, except those whose termination or revocation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on any Subsidiary.  All Licenses are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any Subsidiary.  No proceeding is pending or, to the knowledge of Seller, threatened seeking the revocation or limitation of any such License that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on any Subsidiary.  All required filings with respect to Licenses have been timely made and all required applications for renewal thereof have been timely filed except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any Subsidiary.

3.17.        Material Contracts.  True and complete copies (including all amendments) of each Material Contract have been made available to Buyer.  Each Material Contract is the legal and valid obligation of the Subsidiary party thereto, binding and enforceable against such Subsidiary in accordance with its terms.  Each Material Contract has not been terminated, and neither such Subsidiaries nor, to the knowledge of Seller, any other Person is in material breach or default thereunder, and no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to such Subsidiaries or acceleration thereunder.  No party to any such Material Contract has asserted or, to Seller’s knowledge, has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under the Material Contract except as expressly set forth in such Material Contract.

3.18.        Environmental Matters.  The Subsidiaries have obtained all environmental consents, approvals, licenses and permits required for their operations by any applicable Environmental Law except for failures to obtain that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Subsidiary.  No Subsidiary has caused any Release, threatened Release or disposal of any Hazardous Material, except as permitted by Legal Requirements or as would not reasonably be expected to have a Material Adverse Effect on any Subsidiary.

3.19.        Vessels.

(a)           Schedule 3.19 lists all vessels owned, leased, chartered or operated by each Vessel Owning Subsidiary (the “Vessels”), setting forth, for each such Vessel, as of the date hereof, its (i) name, (ii) vessel type (iii) owner,  (iv) flag, (v) dwt, (vi) year in which the vessel was constructed and (vii) the term of the current charter for each Vessel to the extent such charter expires after December 31, 2003.

(b)           Except as set forth on Schedule 3.19, each of the Vessels: (i) is free and clear of all Liens, except for Permitted Liens, (ii) is adequate and suitable for use by the Vessel Owning Subsidiaries in their business as presently conducted by them in all material respects, ordinary wear and tear and depreciation excepted; (iii) is seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iv) is insured against all risks and in amounts consistent with applicable Legal Requirements and common industry practices; (v) is in compliance with all charters covering such Vessels and material maritime Legal Requirements (including maritime Environmental Laws); (vi) complies with the requirements of the ISM Code, (vii) is duly registered under the flag set forth opposite the Vessel’s name in Schedule 3.19; (viii) is in compliance in all material respects with the requirements of its present class and classification society. All class certificates and national and international certificates of the Vessels are clean and valid and free of recommendations affecting class.

3.20.        Books and Records.  The respective minute books and records of each of the Subsidiaries contain accurate records of all meetings of, and actions taken by the respective shareholders and board of directors (or similar governing bodies) of the Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that:

4.1.          Organization.  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Buyer (a) has all requisite power to own, operate or lease its properties and assets as now owned, operated or leased and to carry on its business as it is now being conducted and (b) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not reasonably be expected to have a Material Adverse Effect on Buyer.

4.2.          Authority and Enforceability.  Buyer has all requisite power and authority to enter into this Agreement and to purchase the Purchased Interests and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.          No Conflicts.  The execution, delivery and performance by Buyer of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of, (a) the articles of incorporation or bylaws or other organizational documents of Buyer, (b) any mortgage, bond, indenture, agreement, franchise, license, permit or other instrument or obligation to which Buyer is a party or is subject or by which any of its assets or properties may be bound, or (c) any Legal Requirement affecting or binding upon, Buyer or upon any of its assets or properties.

4.4.          Consents.  No consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereunder except those that shall have been obtained or made at or prior to each Closing.

4.5.          Brokerage Commissions.  No broker, finder or similar agent has been employed by or on behalf of Buyer and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

CERTAIN COVENANTS

5.1.          Investigation of Business; Access to Properties and Records, Etc.  After the date hereof, Seller will cause to be afforded to Buyer and its representatives reasonable access to Seller’s and each Subsidiary’s offices, properties, books and records during normal business hours, in order that Buyer may have full opportunity to make such investigations as it may reasonably require of the affairs of each Subsidiary, provided that such investigation will only be upon reasonable notice and will not unreasonably disrupt Seller’s operations.

5.2.          Efforts; Obtaining Consents and Approvals.  Subject to the terms and conditions herein provided, each party will use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement.

5.3.          Conduct of Business.  After the date of this Agreement and prior to the Closing Date applicable to a Subsidiary, except as contemplated by the Offering Circular, or the refinancing of indebtedness, or except with the consent of Buyer, Seller agrees to cause each such Subsidiary:

(a)           to operate its business in the ordinary course of business, consistent with past practice;

(b)           to refrain from making or causing to be made any change in its articles of incorporation, bylaws or other organizational documents;

(c)           not to acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof;

(d)           not to enter into any partnership, joint venture or similar type of arrangement;

(e)           not to issue or agree to issue any additional Interests in such Subsidiary;

(f)            not to purchase or redeem, directly or indirectly, any of its Interests;

(g)           except as otherwise provided by law or GAAP, to refrain from making or causing to be made any change in its accounting methods, principles or practices;

(h)           not to sell, transfer, license, lease or otherwise dispose of or encumber any of its material properties or assets, except for Permitted Liens and charters entered into in the ordinary course of business;

(i)            not to enter into any employment agreement or grant any increase in the compensation of officers or employees; and

(j)            not to incur, assume or guarantee any indebtedness which will constitute a liability of a Subsidiary as of the Closing Date applicable to such Subsidiary.

Notwithstanding anything to the contrary contained herein, the foregoing shall not prohibit any Subsidiary from re-domiciling to another jurisdiction or re-flagging its Vessel in another jurisdiction so long as the new jurisdiction is one that is reasonably acceptable to institutional lenders in the shipping industry; provided, however, that any new entity created in connection with such re-domiciling or re-flagging shall be deemed to take the place of the Subsidiary engaging in such re-domiciling or re-flagging for all purposes of this Agreement.

5.4.          Total Loss.  Notwithstanding anything to the contrary contained herein, if prior to a Closing, there is a Total Loss of a Vessel owned by a Vessel Owning Subsidiary, then Seller shall, no later than June 15, 2004 either (a) irrevocably transfer and assign to Buyer all insurance proceeds, damages, indemnities or other amounts (the “Loss Proceeds”) it has received or may receive in connection with such Total Loss or (b) substitute a separate wholly owned subsidiary of Seller that owns a vessel of similar age, size and classification as the Vessel that suffered the Total Loss and transfer such substitute wholly owned subsidiary to Buyer for a similar purchase price, free and clear of all Liens.  In the event of a substitution in accordance with clause (b) above, such substituted wholly owned subsidiary shall for all purposes hereunder be deemed to take the place of the Vessel Owning Subsidiary whose Vessel suffered the Total Loss, including with respect to the representations and warranties concerning, and the conditions to closing the purchase of, such Vessel Owning Subsidiary.

ARTICLE VI
CONDITIONS TO CLOSING

6.1.          Conditions Precedent to Obligations of Buyer.

The obligation of Buyer to purchase the Purchased Interests in a Purchased Company is subject to the fulfillment, prior to or at each applicable Closing, of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)           all representations and warranties made by Seller to Buyer shall be true and correct in all material respects as of the date hereof and as of the time of such Closing with the same effect as though made again at and as of that time;

(b)           Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at such Closing;

(c)           there shall be no actions, suits or proceedings pending or threatened against or affecting Seller or such Purchased Company or any property of Seller or such Purchased Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on such Purchased Company;

(d)           all notifications, consents, authorizations, approvals and clearances from each Governmental Authority and any other Person required to be made or obtained, in connection with the transactions provided for in this Agreement shall have been made or obtained on terms satisfactory to Buyer;

(e)           such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into a Charter with the Charterer with respect to the Vessel owned by it and such Charter shall not have been terminated or amended in any respect;

(f)            Buyer, the Charterer, Seller and such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into the Charter Ancillary Agreement and such Charter Ancillary Agreement shall not have been terminated or amended in any respect;

(g)           such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into a Management Agreement with Frontline Management with respect to the Vessel owned by it and such Management Agreement shall not have been terminated or amended in any respect;

(h)           Buyer and such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased

Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into the Administrative Services Agreement with Frontline Management and such Administrative Services Agreement shall not have been terminated or amended in any respect;

(i)            Seller shall have executed the Performance Guarantee and such Performance Guarantee shall not have been terminated or amended in any respect;

(j)            Buyer shall have received financing in an aggregate amount with respect to all of such Closings in an amount not less than $1.058 billion, on terms satisfactory to Buyer;

(k)           all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

(l)            since the date of this Agreement there shall have been no Material Adverse Effect on such Purchased Company or, if applicable, any of its Vessel Owning Subsidiaries, except as contemplated by Section 5.4; and

(m)          Seller shall have delivered to Buyer certificate(s), if any, representing the Purchased Interests in such Purchased Company, accompanied by powers duly endorsed or executed in blank, and all other documents necessary to transfer to Buyer the Purchased Interests in such Purchased Company free and clear of any Lien.

6.2.          Conditions Precedent to Obligations of Seller.

The obligation of Seller to sell and transfer the Purchased Interests in a Purchased Company is subject to the fulfillment, prior to or at each applicable Closing, of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)           all representations and warranties of Buyer to Seller shall be true and correct in all material respects as of the date hereof and at and as of the time of such Closing with the same effect as though those representations and warranties had been made at and as of that time;

(b)           Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer prior to or at such Closing;

(c)           all notifications, consents, authorizations, approvals and clearances from each Governmental Authority and any other Person required to be made or obtained, in connection with the transactions provided for in this Agreement shall have been made or obtained on terms satisfactory to Seller;

(d)           such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into a Charter with the Charterer with respect to the Vessel owned by it;

(e)           Buyer and such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into the Charter Ancillary Agreement;

(f)            such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into a Management Agreement with Frontline Management with respect to the Vessel owned by it;

(g)           Buyer and such Purchased Company (if such Purchased Company is itself a Vessel Owning Subsidiary) or each of the Vessel Owning Subsidiaries owned by such Purchased Company (if such Purchased Company is an Intermediate Holding Subsidiary) shall have entered into the Administrative Services Agreement; and

(h)           Buyer shall have paid to Seller the applicable portion of the Purchase Price for the Purchased Interests in such Purchased Company being purchased in the amount and by the method set forth in Section 2.2 and Schedule 2.2 hereof.

ARTICLE VII

INDEMNIFICATION

7.1.          Survival of Representations, Warranties and Indemnities.

The representations and warranties of Seller and Buyer contained in Articles III and IV, respectively, shall survive each Closing until the second anniversary of the respective Closing Date.

7.2.          Indemnification.

(a)           Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates and, if applicable, their respective directors, officers, shareholders, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Damages based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of Seller contained in this Agreement, (ii) the failure of Seller to perform or observe fully any covenant, agreement or provision to be performed or observed by Seller pursuant to this Agreement or (iii) any Third-Party Claim arising out of or in connection with the operation of the business of Seller or any Subsidiary on or before such Subsidiary’s respective Closing Date.

(b)           Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates and, if applicable, their respective directors, officers, shareholders, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Damages based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of Buyer contained in this Agreement or (ii) the failure of

Buyer to perform or observe fully any covenant, agreement or provision to be performed or observed by Buyer pursuant to this Agreement.Third-Party Claims.

(c)           If any party entitled to be indemnified pursuant to Section 7.2 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Damages, such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party).  The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(d)           In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifying Party, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(e)           In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party has received a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party.  Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding.  Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article VII.

(f)            In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

ARTICLE VIII

MISCELLANEOUS

8.1.          Choice of Law.

This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

8.2.          Entire Agreement.

This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

8.3.          Amendment or Modification.

This Agreement may be amended or modified from time to time only by the written agreement of all of the parties; provided, however, that any such amendment or modification must be approved by a majority of the Board of Directors of Buyer (which majority must include the approval of a majority of the Independent Directors of Buyer).

8.4.          Assignment.

No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

8.5.          Notices.

Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party to another party shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) on the day of transmission if sent by facsimile transmission and receipt thereof is confirmed, as follows:if to Buyer, addressed to:

Ship Finance International Limited

Par-La-Ville Place

14 Par-La-Ville Road

Hamilton, Bermuda HM 08

Attention:  Finance Department

Facsimile: +1 (441) 295-3494

if to Seller, addressed to:

Frontline Ltd.

Par-La-Ville Place

14 Par-La-Ville Road

Hamilton, Bermuda HM 08

Attention:  Finance Department

Facsimile: +1 (441) 295-3494

or to such other place and with such other copies as any party may designate as to itself by written notice to the others in accordance with this Section.

8.6.          Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

8.7.          Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.8.          U.S. Currency.

All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FRONTLINE LTD.

By:	/s/ Kate Blankenship
Name: Kate Blankenship
Title: Director, Secretary, Attorney-in-Fact

SHIP FINANCE INTERNATIONAL LIMITED

By:	/s/ Kate Blankenship
Name: Kate Blankenship
Title: Director, Secretary, Attorney-in-Fact

SCHEDULE 2.2

PURCHASE PRICE

Purchased Company	Vessel	Purchase Price

Granite Shipping Co. Ltd.	Front Granite	$24,651,232
Golden Current Limited	Opalia	56,343,723
Oscilla Shipping Limited	Oscilla	51,364,002
Bonfield Shipping Ltd.	Front Driver	34,483,616
Fourways Marine Limited	Front Spirit	29,736,708
Front Ardenne Inc.	Front Ardenne	41,351,909
Front Brabant Inc.	Front Brabant	41,358,378
Front Falcon Inc.	Front Falcon	73,498,862
Front Glory Shipping Inc.	Front Glory	39,223,825
Front Pride Shipping Inc.	Front Pride	35,601,323
Front Saga Inc.	Front Page	72,480,897
Front Serenade Inc.	Front Serenade	70,640,255
Front Splendour Shipping Inc.	Front Splendour	39,519,675
Front Stratus Inc.	Front Stratus	72,229,427
Golden Bayshore Shipping Corporation	Navix Astral	49,683,613
Golden Estuary Corporation	Front Comanche	68,193,882
Golden Fjord Corporation	Front Commerce	68,526,501
Golden Seaway Corporation	New Vanguard	67,431,819
Golden Sound Corporation	New Vista	67,662,762
Golden Tide Corporation	New Circassia	64,184,079
Katong Investments Ltd.	Front Breaker	35,438,232
Langkawi Shipping Ltd.	Front Birch	25,244,984
Patrio Shipping Ltd.	Front Hunter	41,731,293
Rakis Maritime S.A.	Front Fighter	41,637,071
Sea Ace Corporation	Front Ace	44,126,960
Sibu Shipping Ltd.	Front Maple	25,376,672
Southwest Tankers Inc.	Front Sunda	26,950,136
West Tankers Inc.	Front Comor	28,427,159
Sakura Transport Corp.	Sakura I	74,247,705
Ariake Transport Corp.	Ariake		*
Edinburgh Navigation S.A.	Edinburgh	42,938,988
Dundee Navigation S.A.	Dundee		**
Tokyo Transport Corp.	Tanabe	75,310,055
Hitatchi Hull # 4983 Corp.	Hakata		***
Puerto Reinosa Shipping Co. S.A.	Front Lillo	26,168,474
Madeira International Corp.(1)	Front Viewer	38,781,295
Madeira International Corp.(2)	Front Rider	38,439,499
Madeira International Corp.(3)	Mindanao	39,320,280
Madeira International Corp.(4)	Front Vanadis	34,674,308
Madeira International Corp.(5)	Front Sabang	33,537,308
Madeira International Corp.(6)	Front Duchess	45,451,803
Madeira International Corp.(7)	Front Highness	38,925,161

Madeira International Corp.(8)	Front Lord	38,873,902
Madeira International Corp.(9)	Front Climber	31,052,994
Madeira International Corp.(10)	Front Lady	39,234,534
Madeira International Corp.(11)	Front Duke	42,285,596
Madeira International Corp.(12)	Front Emperor	27,554,389
Madeira International Corp.(13)	Front Leader	31,025,808
Madeira International Corp.(14)	Front Striver	37,104,624
Madeira International Corp.(15)	Front Guider	36,371,734

	Total	2,108,397,451	****

*                                         This vessel owning subsidiary may replace Sakura Transport Corp.

**                                  This vessel owning subsidiary may replace Edinburgh Navigation S.A.

***                           This vessel owning subsidiary may replace Tokyo Transport Corp.

****                    Includes existing senior secured indebtedness.

(1) Owns 100% of Aspinall Pte Ltd., the Vessel Owning Subsidiary

(2) Owns 100% of Blizana Pte Ltd., the Vessel Owning Subsidiary

(3) Owns 100% of Bolzano Pte Ltd., the Vessel Owning Subsidiary

(4) Owns 100% of Cirebon Shipping Pte Ltd., the Vessel Owning Subsidiary

(5) Owns 100% of Fox Maritime Pte Ltd., the Vessel Owning Subsidiary

(6) Owns 100% of Front Dua Pte Ltd., the Vessel Owning Subsidiary

(7) Owns 100% of Front Empat Pte Ltd., the Vessel Owning Subsidiary

(8) Owns 100% of Front Enam Pte Ltd., the Vessel Owning Subsidiary

(9) Owns 100% of Front Lapan Pte Ltd., the Vessel Owning Subsidiary

(10) Owns 100% of Front Lima Pte Ltd., the Vessel Owning Subsidiary

(11) Owns 100% of Front Tiga Pte Ltd., the Vessel Owning Subsidiary

(12) Owns 100% of Front Tujuh Pte Ltd., the Vessel Owning Subsidiary

(13) Owns 100% of Front Sembilan Pte Ltd., the Vessel Owning Subsidiary

(14) Owns 100% of Rettie Pte Ltd., the Vessel Owning Subsidiary

(15) Owns 100% of Transcorp Pte Ltd., the Vessel Owning Subsidiary

SCHEDULE 3.4
CONSENTS

Consents required under senior secured credit facility for each Subsidiary

SCHEDULE 3.5

PURCHASED COMPANIES

Name of Subsidiary	Vessel	Country of Incorporation	Current Seller Ownership of Interests (%)

Granite Shipping Co. Ltd.	Front Granite	Bahamas	100
Golden Current Limited	Opalia	Isle of Man	100
Oscilla Shipping Limited	Oscilla	Isle of Man	100	(i)
Bonfield Shipping Ltd.	Front Driver	Liberia	100
Fourways Marine Limited	Front Spirit	Liberia	100
Front Ardenne Inc.	Front Ardenne	Liberia	100
Front Brabant Inc.	Front Brabant	Liberia	100
Front Falcon Corp.	Front Falcon	Liberia	100
Front Glory Shipping Inc.	Front Glory	Liberia	100
Front Pride Shipping Inc.	Front Pride	Liberia	100
Front Saga Inc.	Front Page	Liberia	100
Front Serenade Inc.	Front Serenade	Liberia	100
Front Splendour Shipping Inc.	Front Splendour	Liberia	100
Front Stratus Inc.	Front Stratus	Liberia	100
Golden Bayshore Shipping Corporation	Navix Astral	Liberia	100
Golden Estuary Corporation	Front Comanche	Liberia	100
Golden Fjord Corporation	Front Commerce	Liberia	100
Golden Seaway Corporation	New Vanguard	Liberia	100
Golden Sound Corporation	New Vista	Liberia	100
Golden Tide Corporation	New Circassia	Liberia	100
Katong Investments Ltd.	Front Breaker	Liberia	100
Langkawi Shipping Ltd.	Front Birch	Liberia	100
Patrio Shipping Ltd.	Front Hunter	Liberia	100
Rakis Maritime S.A.	Front Fighter	Liberia	100
Sea Ace Corporation	Front Ace	Liberia	100
Sibu Shipping Ltd.	Front Maple	Liberia	100
Southwest Tankers Inc.	Front Sunda	Liberia	100
West Tankers Inc.	Front Comor	Liberia	100
Ariake Transport Corporation *	Ariake	Liberia	50.1
Dundee Navigation S.A.*	Dundee	Liberia	50.1
Edinburgh Navigation S.A.*	Edinburgh	Liberia	50.1
Hitachi Hull #4983 Corporation *	Hakata	Liberia	50.1
Sakura Transport Corporation *	Sakura I	Liberia	50.1
Tokyo Transport Corporation *	Tanabe	Liberia	50.1
Madeira International Corp.	Holding Company	Liberia	100

Puerto Reinosa Shipping Co. S.A.	Front Lillo	Panama	100
Madeira International Corp.(1)	Front Viewer	Liberia	100
Madeira International Corp.(2)	Front Rider	Liberia	100
Madeira International Corp.(3)	Mindanao	Liberia	100
Madeira International Corp.(4)	Front Vanadis	Liberia	100
Madeira International Corp.(5)	Front Sabang	Liberia	100
Madeira International Corp.(6)	Front Duchess	Liberia	100
Madeira International Corp.(7)	Front Highness	Liberia	100
Madeira International Corp.(8)	Front Lord	Liberia	100
Madeira International Corp.(9)	Front Climber	Liberia	100
Madeira International Corp.(10)	Front Lady	Liberia	100
Madeira International Corp.(11)	Front Duke	Liberia	100
Madeira International Corp.(12)	Front Emperor	Liberia	100
Madeira International Corp.(13)	Front Leader	Liberia	100
Madeira International Corp.(14)	Front Striver	Liberia	100
Madeira International Corp.(15)	Front Guider	Liberia	100

(i)  Seller owns the Vessel Owning Subsidiary and intends to acquire and exercise an option to purchase the Oscilla.

*  Seller is a partial owner of each of these companies, with the remaining Interests in each company owned by a third party.  Seller will acquire the remaining Interests in three of these companies and then transfer 100% of such Interests, including their respective vessels, to Buyer.  The remaining companies and their respective vessels will not be sold to Buyer.

(1) Owns 100% of Aspinall Pte Ltd., the Vessel Owning Subsidiary

(2) Owns 100% of Blizana Pte Ltd., the Vessel Owning Subsidiary

(3) Owns 100% of Bolzano Pte Ltd., the Vessel Owning Subsidiary

(4) Owns 100% of Cirebon Shipping Pte Ltd., the Vessel Owning Subsidiary

(5) Owns 100% of Fox Maritime Pte Ltd., the Vessel Owning Subsidiary

(6) Owns 100% of Front Dua Pte Ltd., the Vessel Owning Subsidiary

(7) Owns 100% of Front Empat Pte Ltd., the Vessel Owning Subsidiary

(8) Owns 100% of Front Enam Pte Ltd., the Vessel Owning Subsidiary

(9) Owns 100% of Front Lapan Pte Ltd., the Vessel Owning Subsidiary

(10) Owns 100% of Front Lima Pte Ltd., the Vessel Owning Subsidiary

(11) Owns 100% of Front Tiga Pte Ltd., the Vessel Owning Subsidiary

(12) Owns 100% of Front Tujuh Pte Ltd., the Vessel Owning Subsidiary

(13) Owns 100% of Front Sembilan Pte Ltd., the Vessel Owning Subsidiary

(14) Owns 100% of Rettie Pte Ltd., the Vessel Owning Subsidiary

(15) Owns 100% of Transcorp Pte Ltd., the Vessel Owning Subsidiary

SCHEDULE 3.7
UNDISCLOSED LIABILITIES/VESSEL INDEBTEDNESS

Purchased Company	Vessel	Estimated Outstanding Debt as of 12/31/03

Granite Shipping Co. Ltd.	Front Granite	$10,855,385
Golden Current Limited	Opalia	42,000,000
Oscilla Shipping Limited	Oscilla	42,994,002
Bonfield Shipping Ltd.	Front Driver	16,819,494
Fourways Marine Limited	Front Spirit	14,300,000
Front Ardenne Inc.	Front Ardenne	24,420,000
Front Brabant Inc.	Front Brabant	25,320,000
Front Falcon Inc.	Front Falcon	45,625,962
Front Glory Shipping Inc.	Front Glory	19,720,000
Front Pride Shipping Inc.	Front Pride	18,560,000
Front Saga Inc.	Front Page	43,384,357
Front Serenade Inc.	Front Serenade	45,052,083
Front Splendour Shipping Inc.	Front Splendour	19,720,000
Front Stratus Inc.	Front Stratus	45,918,750
Golden Bayshore Shipping Corporation	Navix Astral	41,855,187
Golden Estuary Corporation	Front Comanche	48,779,950
Golden Fjord Corporation	Front Commerce	41,100,000
Golden Seaway Corporation	New Vanguard	42,978,141
Golden Sound Corporation	New Vista	49,796,724
Golden Tide Corporation	New Circassia	54,821,319
Katong Investments Ltd.	Front Breaker	16,812,539
Langkawi Shipping Ltd.	Front Birch	11,409,232
Patrio Shipping Ltd.	Front Hunter	21,375,000
Rakis Maritime S.A.	Front Fighter	21,125,000
Sea Ace Corporation	Front Ace	18,260,000
Sibu Shipping Ltd.	Front Maple	11,409,232
Southwest Tankers Inc.	Front Sunda	11,409,232
West Tankers Inc.	Front Comor	11,963,078
Sakura Transport Corp.	Sakura I	39,978,771
Ariake Transport Corp.	Ariake		*
Edinburgh Navigation S.A.	Edinburgh	18,141,226
Dundee Navigation S.A.	Dundee		**
Tokyo Transport Corp.	Tanabe	40,794,436
Hitatchi Hull # 4983 Corp.	Hakata		***
Puerto Reinosa Shipping Co. S.A.	Front Lillo	13,000,000
Madeira International Corp.(1)	Front Viewer	12,608,400
Madeira International Corp.(2)	Front Rider	20,659,634
Madeira International Corp.(3)	Mindanao	22,750,000
Madeira International Corp.(4)	Front Vanadis	14,953,844
Madeira International Corp.(5)	Front Sabang	13,133,336

Purchased Company	Vessel	Estimated Outstanding Debt as of 12/31/03

Madeira International Corp.(6)	Front Duchess	16,258,200
Madeira International Corp.(7)	Front Highness	16,258,200
Madeira International Corp.(8)	Front Lord	16,258,200
Madeira International Corp.(9)	Front Climber	12,608,400
Madeira International Corp.(10)	Front Lady	16,258,200
Madeira International Corp.(11)	Front Duke	16,258,200
Madeira International Corp.(12)	Front Emperor	10,783,500
Madeira International Corp.(13)	Front Leader	12,608,400
Madeira International Corp.(14)	Front Striver	12,608,400
Madeira International Corp.(15)	Front Guider	12,608,400

*                                         This vessel owning subsidiary may replace Sakura Transport Corp.

**                                  This vessel owning subsidiary may replace Edinburgh Navigation S.A.

***                           This vessel owning subsidiary may replace Tokyo Transport Corp.

SCHEDULE 3.19

VESSELS

Name of Vessel	Type	Vessel Owning Subsidiary	Flag	Dwt.	Year Built

Front Granite	Suezmax	Granite Shipping Co. Ltd.	Norway	142,000	1991
Opalia (i)	VLCC	Golden Current Limited	Isle of Man	302,000	1999
Oscilla (ii)	VLCC	Oscilla Shipping Limited(a)	Isle of Man	302,000	2000
Front Driver (iii)	Suezmax / OBO	Bonfield Shipping Ltd.	Norway	169,000	1991
Front Spirit	Suezmax	Fourways Marine Limited	Norway	147,000	1993
Front Ardenne	Suezmax	Front Ardenne Inc.	Norway	153,000	1997
Front Brabant (iv)	Suezmax	Front Brabant Inc.	Norway	153,000	1998
Front Falcon	VLCC	Front Falcon Corp.	Bahamas	308,000	2002
Front Glory	Suezmax	Front Glory Shipping Inc.	Norway	150,000	1995
Front Pride	Suezmax	Front Pride Shipping Inc.	Norway	150,000	1993
Front Page	VLCC	Front Saga Inc.	Liberia	299,000	2002
Front Serenade	VLCC	Front Serenade Inc.	Liberia	299,000	2002
Front Splendour	Suezmax	Front Splendour Shipping Inc.	Norway	150,000	1995
Front Stratus	VLCC	Front Stratus Inc.	Bahamas	299,000	2002
Navix Astral (v)	VLCC	Golden Bayshore Shipping Corporation	Panama	276,000	1996
Front Comanche (vi)	VLCC	Golden Estuary Corporation	France	300,000	1999
Front Commerce	VLCC	Golden Fjord Corporation	Liberia	300,000	1999
New Vanguard (vii)	VLCC	Golden Seaway Corporation	Hong Kong	300,000	1998
New Vista (viii)	VLCC	Golden Sound Corporation	Hong Kong	300,000	1998
New Circassia	VLCC	Golden Tide Corporation	Panama	306,000	1999
Front Breaker (ix)	Suezmax / OBO	Katong Investments Ltd.	Norway	169,000	1991
Front Birch	Suezmax	Langkawi Shipping Ltd.	Norway	152,000	1991
Front Hunter	Suezmax	Patrio Shipping Ltd.	Norway	153,000	1998

(i)            charter expires in February of 2004

(ii)           charter expires in April of 2005

(iii)          charter expires in July of 2004 with option extending to October of 2006

(iv)          charter expires in July of 2004 with option extending to October of 2004

(v)           charter expires in March of 2011

(vi)          charter expires in December of 2007

(vii)         charter expires in March of 2008

(viii)        charter expires in March of 2008

(ix)           charter expires in July of 2004 with option extending to October of 2004

Front Fighter	Suezmax	Rakis Maritime S.A.	Norway	153,000	1998
Front Ace	VLCC	Sea Ace Corporation	Liberia	276,000	1993
Front Maple	Suezmax	Sibu Shipping Ltd.	Norway	152,000	1991
Front Sunda	Suezmax	Southwest Tankers Inc.	Norway	142,000	1992
Front Comor	Suezmax	West Tankers Inc.	Norway	142,000	1993
Sakura I	VLCC	Sakura Transport Corporation(1)	Bahamas	298,530	2001
Ariake*	VLCC	Ariake Transport Corporation(1)	Bahamas	298,000	2001
Edinburgh	VLCC	Edinburgh Navigation S.A.(1)	Liberia	302,000	1993
Dundee**	VLCC	Dundee Navigation S.A.(1)	Liberia	302,432	1993
Tanabe	VLCC	Tokyo Transport Corp.(1)	Bahamas	296,000	2002
Hakata***	VLCC	Hitachi Hull #4983 Corporation(1)	Bahamas	296,000	2002
Front Lillo	Suezmax	Puerto Reinosa Shipping Co. S.A.	Norway	147,000	1991
Front Viewer (x)	Suezmax / OBO	Aspinall Pte Ltd.	Singapore	169,000	1992
Front Rider (xi)	Suezmax / OBO	Blizana Pte Ltd.	Singapore	169,000	1992
Mindanao	Suezmax	Bolzano Pte Ltd.	Singapore	158,000	1998
Front Vanadis	VLCC	Cirebon Shipping Pte Ltd.	Singapore	286,000	1990
Front Sabang	VLCC	Fox Maritime Pte Ltd.	Singapore	286,000	1990
Front Duchess	VLCC	Front Dua Pte Ltd.	Singapore	284,000	1993
Front Highness	VLCC	Front Empat Pte Ltd.	Singapore	284,000	1991
Front Lord	VLCC	Front Enam Pte Ltd.	Singapore	284,000	1991
Front Climber (xii)	Suezmax / OBO	Front Lapan Pte Ltd.	Singapore	169,000	1991
Front Lady	VLCC	Front Lima Pte Ltd.	Singapore	284,000	1991
Front Duke	VLCC	Front Tiga Pte Ltd.	Singapore	284,000	1992
Front Emperor	Suezmax	Front Tujuh Pte Ltd.	Singapore	147,000	1992
Front Leader (xiii)	Suezmax / OBO	Front Sembilan Pte Ltd.	Singapore	169,000	1991
Front Striver (xiv)	Suezmax / OBO	Rettie Pte Ltd.	Singapore	169,000	1992
Front Guider (xv)	Suezmax / OBO	Transcorp Pte Ltd.	Singapore	169,000	1991

(x)            charter expires in October of 2004 with option extending to December of 2004

(xi)           charter expires in August of 2004 with option extending to November of 2004

(xii)          charter expires in July of 2004 with option extending to October of 2004

(xiii)         charter expires in March of 2006

(xiv)        charter expires in November of 2006 with option extending to April of 2007

(xv)         charter expires in April of 2006 with option extending to October of 2006

(a)  Seller owns the Vessel Owning Subsidiary and intends to acquire and exercise an option to purchase the Oscilla.

*  This vessel owning subsidiary may replace Sakura Transport Corp.

**  This vessel owning subsidiary may replace Edinburgh Navigation S.A.

***  This vessel owning subsidiary may replace Tokyo Transport Corp.

(1)  Seller is a partial owner of each of these companies, with the remaining Interests in each company owned by a third party.  Seller will acquire the remaining Interests in three of these companies and then transfer 100% of such Interests, including their respective vessels, to Buyer.  The remaining companies and their respective vessels will not be sold to Buyer.

EXHIBIT A
[Form of Charter is Attached]

Vessel-specific information required for each Charter can be found in the attached data sheets.

All performance specifications for Clause 24 of the Charters are included in the attached data sheets or will be agreed upon by the Charterer and the Company.